Exhibit 23.2

CONSENT OF DELOITTE S.C.

We hereby consent to the use of our name in this Registration Statement of Union Agriculture Group Corp on Form F-1 (the “Registration Statement”) and the references to and information contained in the Deloitte S.C. Appraisal of Real Estate report dated May 17, 2011, prepared for Union Agriculture Group Corp, wherever appearing in the Registration Statement, including but not limited to the sections “Prospectus Summary,” “Business” and “Experts” in the Registration Statement.

Dated: July 5, 2011

Deloitte S.C.

By:	/s/ Pablo Rosselli
Name:	Pablo Rosselli
Title:	Partner